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                                                                    EXHIBIT 99.2

                                  NEWS RELEASE

Contact:  Jim Griffith
          Senior Vice President, Investor Relations and
          Corporate Communications
          (501) 484-6912

                                                      [BEVERLY ENTERPRISES LOGO]

                    BEVERLY SETS PHARMERICA CONVERSION RATIO

(FORT SMITH, ARKANSAS, December 10, 1997) -- Beverly Enterprises, Inc. (NYSE:BEV) today announced that Beverly shareholders of record at the close of business on December 3, 1997 will receive .4551 shares of PharMerica common stock for each share of Beverly stock under the previously announced merger of Beverly's former institutional pharmacy operations into Capstone Pharmacy Services, Inc. (now renamed PharMerica, NASDAQ:DOSE). In addition to the PharMerica shares, Beverly stockholders also will receive one share of "new Beverly" common stock for each share of "old Beverly" held on December 3, 1997. Beverly's transfer agent, The Bank of New York, will begin mailing the new Beverly stock certificates on or about December 15, 1997.

The conversion ratio of .4551 to one is based on a total of 109,873,230 outstanding shares of Beverly stock at the close of business on December 3, 1997. That total is divided into the 50 million shares to be issued by PharMerica to holders of old Beverly stock to obtain the conversion ratio.

The conversion number of .4551 means that an "old Beverly" stockholder will be entitled to the whole number shares of PharMerica common stock (plus cash in lieu of any fractional share) determined by multiplying the total number of old Beverly shares owned by each stockholder on December 3 by .4551. The cash to be paid for fractional shares will be determined by multiplying the decimal fraction by the arithmetic average of the last reported sale price per share of Capstone (now PharMerica) common stock as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the fifteen consecutive trading days ending on November 19, 1997. PharMerica will begin mailing materials to old Beverly stockholders on or about December 12, 1997 instructing them on how to exchange their old Beverly shares for PharMerica shares.


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Beverly Enterprises is the leading provider of post-acute healthcare in the
United States. It operates 570 skilled nursing facilities, as well as transitional acute care hospitals, assisted living centers, outpatient therapy clinics, and home health centers and hospice programs. Beverly provides medical cost containment and managed care services in a nationwide network spanning 35 states and the District of Columbia. Additional information on the Company is available on Beverly's Website at WWW.beverlynet.com.

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